                                                                    Exhibit 9.16


                         Nicholas-Applegate Mutual Funds
                          600 West Broadway, 30th Floor
                          San Diego, California  92101


_________________, 1997


State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110

Ladies and Gentlemen:

     Reference is made to the Transfer Agency and Service Agreement between us dated as of April 1, 1993 (the "Agreement").

     Pursuant to Section 10.01 of the Agreement, we wish to add the following series to the Agreement:

Nicholas-Applegate Global Blue Chip Fund
Nicholas-Applegate Emerging Markets Bond Fund

     Please indicate your acceptance of this addition by signing the letter below and returning a copy to us. Thank you for your assistance regarding this matter.


Sincerely,


E. Blake Moore, Jr.
Secretary

APPOINTMENT ACCEPTED:

STATE STREET BANK AND TRUST COMPANY


By:
   -------------------
Title:
      ----------------